Exhibit 16
[KPMG Peat Marwick LLP Letterhead]



February 25, 1997



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We are currently principal accountants for TNP Enterprises, Inc. and Texas-New Mexico Power Company (collectively, the "Company") and, under the date of February 6, 1996, we reported on the consolidated financial statements of TNP Enterprises, Inc. and subsidiaries and Texas-New Mexico Power Company and subsidiaries as of and for the years ended December 31, 1995 and 1994. On February 18, 1997, we were notified that our appointment as principal accountants will cease upon the issuance of our reports on the Company's 1996 consolidated financial statements. We have read the Company's statements included under Item 4 of its Form 8-K, dated February 18, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements regarding (i) the solicitation process and reasons for changing independent accountants, (ii) the approval of the decision to change accountants by the Company's board of directors, (iii) the proposal to submit the appointment of new independent accountants to the shareholders of TNP Enterprises, Inc. in 1997, (iv) the Company's discussions with other accountants regarding the specific subject matter of our reportable disagreement with the Company, and (v) the Company's measures begun to correct its material weakness in internal control.


Very truly yours,



/s/KPMG Peat Marwick LLP


cc:      Kevern R. Joyce, TNP Enterprises, Inc.
         and Texas-New Mexico Power Company